Exhibit 99.2

SHARE PURCHASE AGREEMENT

by and between

Maxworthy International Ltd;

Jianhua Wu;

Lihua Tang;

Yunxia Ren;

Haoyang Wu

(Together as Sellers)

and

YSK 1860 Co., Limited

(the Purchaser)

Dated: March 20, 2017

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Exhibits and Schedules

Exhibit A	-	Form of Resignation Letter
Exhibit B	-	Form of Board Resolutions Approving Election of Purchaser Director
Exhibit C	-	Form of Voting Agreement
Exhibit D	-	Form of Personal Guarantee

Sellers Disclosure Schedules

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of March 20, 2017 by and among:

(1)	Maxworthy International Ltd ( “Maxworthy”), a corporation duly organised under the laws of British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

(2)	Jianhua Wu (“JW”), having its registered address at No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, P.R.C;

(3)	Lihua Tang (“LT”), having its registered address at No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, P.R.C;

(4)	Yunxia Ren (“YR”), having its registered address at No. 25 Jin Xiu Second Village, Qianzhou Town Huishan District, Wuxi City, Jiangsu Province, P.R.C.;

(5)	Haoyang Wu ( “HW”), having its registered address at No. 25 Jin Xiu Second Village, Qianzhou Town Huishan District, Wuxi City, Jiangsu Province, P.R.C. (together with Maxworthy, JW, LT and YR, the “Sellers”);

and

(6)	YSK 1860 Co., Limited, a corporation duly organised under the laws of Hong Kong, having its registered office at Cornwall Centre, No. 85 Castle Peak Road, Coffee Bay, Tuen Mun, N.T. (the “Purchaser”).

The Sellers on the one hand and the Purchaser on the other hand are referred to herein collectively, as “Parties”, and each of them, separately, as a “Party”.

WHEREAS:

(A)	On the date hereof (and assuming the effectiveness of a 1-for-4 reverse split scheduled to take effect as of March 20, 2017), Maxworthy, JW, LT, YR and HW are the respective legal and record holders of 136,067, 140,228, 58,119, 64,756, and 17,063 ordinary shares (for a total of 416,233 ordinary shares, on a post-split basis), at par value US$ 0.001 each in Cleantech Solutions International, Inc, a company organised and existing under the laws of the state of Nevada (the “Company”), whose securities are listed on The NASDAQ Capital Market, and such shares in the aggregate (the “Purchase Shares”) representing, on the date hereof, not less than 29.4% of the issued and outstanding share capital of the Company which, for the avoidance of doubt, shall exclude all treasury shares of the Company.

(B)	Upon the terms and subject to the conditions set forth herein, the Sellers wish to sell the Purchase Shares to the Purchaser and the Purchaser wishes to purchase the Purchase Shares from the Sellers, all in accordance and subject to the terms herein.

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(C)	The Parties wish to set forth herein all of the terms and conditions that shall govern the sale and purchase of the Purchase Shares hereunder.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	Definitions. In addition to the terms defined in the preamble and the recitals above, the following terms shall have the following meanings:

Affiliate	A Person Controlling, Controlled by or under common Control with a Person, and if such Person first stated above is a natural person, a Relative of such person.
Agreement	This Share Purchase Agreement, as may be amended and/or restated from time to time, including all schedules, exhibits and annexes attached hereto or referenced hereby.
Purchase Price	As defined in Section 2.2.
Board	The Board of Directors of the Company.
Business Days	Any day on which banks are open for business in the British Virgin Islands, P.R.C, and New York City.
Claiming Party	As defined in Section 6.3.
Closing	As defined in Section 2.3.
Closing Date	As defined in Section 2.3 which date is anticipated to be not be later than the close of business, Eastern time, on April 10, 2017 (or such later date as may be mutually agreed by the Parties).
Company	As defined in Recital (A).
Contract

With respect to any Party, all agreements, undertakings, contracts, arrangements, understandings and/or commitments (i) to which such Party is a party, (ii) under which such Party has any rights, (iii) under which such Party has any liability or (iv) by which such Party, or any of the assets or properties owned or used by such Party, is bound.

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Control or Controlled or Controlling

The ability, directly or indirectly, to direct the activities of the relevant entity, including, without limitation, the holding of (i) more than 50% of the issued share capital, or (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting or the ability to appoint or elect more than 50% of the directors or equivalent of such entity.

End Date	As defined in Section 7.1(c).
Equity Securities	Warrants, options, convertible securities, convertible debt and any other instrument or security convertible into shares or other capital securities of an entity.
Escrow Agent	An escrow agent to be mutually determined by the parties on or prior to Closing.
Escrow Agreement

The escrow agreement entered into on or prior to the Closing Date, by and among the Purchaser, the Escrow Agent and the Sellers, pursuant to which the Purchaser shall deposit the Purchase Shares and the Purchase Price with the Escrow Agent to be applied to the transactions contemplated hereunder.

Exchange Act	Securities Exchange Act of 1934, as amended.
Exchange Information	As defined in Section 4.6(e).
Governmental Authority

In any jurisdiction, including British Virgin Islands, P.R.C, the United States of America, any (i)  national, federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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Hostile State

Any of the following states: Iran, Syria, Lebanon, North-Korea, Libya, Saudi-Arabia, Sudan, Pakistan, Iraq, Yemen, and any other state that does not maintain diplomatic relations with the United States of America.

Interested Party

In respect of any Person (other than a natural person), any Person holding at least 5% of any type of means of control of that Person (namely, the right to vote in the general meeting of shareholders of a corporation or in the equivalent body of an entity that is not a corporation; the right to appoint a director or the chief executive officer or an equivalent position; the right to participate in the distribution of the profits of that Person; and the right to participate in the distribution of the surplus assets of that Person upon liquidation).

For the purpose of this definition, "holding" shall mean, the holding, whether directly or indirectly, alone or with others, including through others, including a trustee or agent, or by means of a right vested by agreement, including an option to hold that does not stem from convertible securities, or in any other manner.

Interim Period	As defined in Section 5.1(a).
Loss or Losses	Any and all losses, liabilities, obligations, costs, claims, damages, awards, judgments and expenses (including reasonable attorney fees).
Material Contract	As defined in Section 3.3.
Material Adverse Effect

any event, occurrence or development having a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or which may adversely affect the consummation of the transactions contemplated by this Agreement or any actions by the Purchaser or Sellers taken pursuant to this Agreement or in connection with the transactions contemplated thereby.

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Organisational Documents	In respect of any entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation or other constitutional documents of any type.
Person

Any individual, firm, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation (including unincorporated organisation), other entity or governmental authority.

Pledge Release	As defined in Section 2.4(a)(iii).
Purchaser	As defined in the Preamble.
Purchaser Interested Party

(a) As of the date hereof, each Person which would be an Interested Party in the Company by virtue of its direct or indirect interest in the Purchaser, assuming solely for such purpose, that Closing had occurred on the date of this Agreement, and (b) as of the Closing, each Person which would be an Interested Party in the Company by virtue of its direct or indirect interest in the Purchaser, immediately following the Closing. For the avoidance of doubt, such Person shall include, without limitation, each of the Purchaser's controlling shareholders.

Purchase Price	As defined in Section 2.2.
Purchase Shares

As defined in paragraph (A) of the Recitals, and any further shares or other Equity Securities issued in respect of the Purchase Shares in the framework of, or in connection with, a share combination or subdivision, share split, reverse share split, share dividend, distribution of bonus shares or any other reclassification, reorganisation or recapitalisation of the Company’s share capital on or after the date of this Agreement and prior to the Closing Date.

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Purchaser Director	As defined in Section 2.3(c).
Regulation S	As defined in Section 4.6(b).
Relative	Spouse, sibling, parent, parent's parent, offspring or the spouse's offspring and the spouse of each of these.
Representatives

Of any Person, such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including, without limitation, legal advisors, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

Responsible Party	As defined in Section 6.3.
Securities Act	The U.S. Securities Act of 1933, as amended from time to time.
Security Interests

All trusts, liens, mortgages, charges, attachments, judgments, pledges, options, rights of first refusal, rights of possession, restrictions on transfer, voting agreements, sale/leasebacks or similar arrangements, security interests or other rights or claims of others or restrictions or encumbrances of any character whatsoever.

Sellers	As defined in the Preamble.
Sellers’ Director	As defined in Section 2.4(a)(x).
Sellers Disclosure Schedule	As defined in Section 3.
Sellers Knowledge	The actual knowledge, without inquiry or investigation of any of the Sellers Directors.
Share Transfer Deed	As defined in Section 2.3(d).

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Subsidiaries

Any entity in which the Company holds: (i) more than 50% of the issued share capital or participation interests; (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting; or (iii) the ability to appoint or elect more than 50% of the directors or equivalent of such entity, (iv) rights to control or derive pecuniary interest, through contract or otherwise, which entity is required by U.S. generally accepted accounting principles to be consolidated by the Company and reported on a consolidated basis in the Company’s financial statements.

Taxes	All taxes, charges, fees, duties, levies or other assessments which are imposed by any Governmental Authority, including any interest, penalties or additions attributable thereto.
US$	US dollars, the lawful currency of the United States of America
Voting Agreement	As defined in Section 5.1(a).

1.2	Construction.

In this Agreement, unless the context otherwise requires:

(a)	words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(b)	the term “including” shall be interpreted to mean “including (without limitation)” whenever such term appears in this Agreement (and the terms “include” and “includes” shall be similarly interpreted);

(c)	the term “law” shall include any by-law, rule, regulation, executive orders, judgment, order, ruling, issued or given by any Governmental Authority and/or stock exchange, applicable to a Party; and

(d)	the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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1.3	Headings.

The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4	Exhibits.

The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement. When a reference is made in this Agreement to a Recital, a Section, an Exhibit or Schedule, such reference shall be to a Recital of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

1.5	No Strict Construction.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

2.	PURCHASE AND SALE OF THE PURCHASE SHARES

2.1	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, at and subject to the Closing, the Sellers hereby agree to sell, transfer, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, all of the Purchase Shares, free and clear of any Security Interests, together with all rights attaching or accruing to them.

2.2	Purchase Price.

In full consideration for the purchase by the Purchaser of the Purchase Shares, the Purchaser shall pay to the Sellers and the Sellers shall receive US$970,000 (the “Purchase Price”).

The Purchaser shall, no later than (2) Business Days prior to the Closing Date, deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to the Purchase Price.

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2.3	Closing.

The closing of the transactions contemplated hereby, including the purchase and sale of the Purchase Shares and the payment of the Purchase Price (the “Closing”), shall take place at the offices of the Purchaser’s counsel within two (2) Business Days after the satisfaction of the last of the conditions precedent set forth in Section 2.4 (other than those conditions which by their terms must be satisfied at the Closing, which such conditions shall be satisfied at Closing) or on such other date and at such other time and place as is mutually agreed by the Parties (such date, the “Closing Date”).

At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

(a)	The Sellers will deliver, or cause to be delivered, to the Purchaser (or in the case of Section 2.3(a)(i), the Escrow Agent) the following documents:

(i)	a stock certificate, in the name of Purchaser or its designee(s), evidencing the Purchase Shares;

(ii)	[Reserved];

(iii)	A certificate signed on behalf of the Sellers by JW, as the representative of the Sellers, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 2.4(a);

(iv)	A duly executed personal guarantee from JW, in the form attached hereto as Exhibit D (the “Personal Guarantee”);

(v)	An opinion of legal counsel for the Sellers as to the validity of Sellers’ transfer of the Purchase Shares to Purchaser, in form and substance satisfactory to the Purchaser;

(vi)	A capitalisation table of the Company in accordance with Section 3.2(a) as of the date as close as possible to the Closing Date, but in any event no later than five (5) Business Days prior to the Closing Date; and

(vii)	Board resolutions of Maxworthy authorising the sale of its respective Purchase Shares to the Purchaser (or authorising Maxworthy to enter into this Agreement and fulfill its obligation thereunder).

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(b)	The Purchaser shall deliver, or cause to be delivered, to the Sellers the following documents:

(i)	Payment of the Purchase Price by wire transfer to the account of JW as specified in the Escrow Agreement in accordance with Section 2.2;

(ii)	All other information and documentation in the possession of the Purchaser, required by the Company to comply with any of the requirements set forth in the Company's Organisational Documents with respect to the transfer of the Purchase Shares hereunder; and

(iii)	A certificate signed on behalf of the Purchaser by a duly authorised officer of the Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 2.4(b).

(c)	On or prior to the date hereof, the Purchaser shall provide the Sellers with the names and other required data of one (1) person recommended by the Purchaser to serve as a director of the Company (the "Purchaser Director") immediately upon the execution of this Agreement; provided, that the person recommended by the Purchaser to serve as the Purchaser Directors comply, in all respects with the requirements and qualifications provided for in the Company's Organisational Documents, the Nevada Revised Statutes and any other applicable law, including, without limitation, the rules and regulations of the NASDAQ Stock Market. Subject to the Purchaser providing the Sellers with the details of the Purchaser Director, the Sellers shall cause the Board to adopt a resolution that effective upon the execution of this Agreement, the Purchaser Director shall be appointed to serve on the Board.

(d)	Prior to the Closing, the Sellers shall have: (x) delivered to the Company’s transfer agent the fully executed stock powers in respect of the Purchase Shares, validly executed by the Sellers as transferor of the Purchase Shares and notarized by an authorized professional, in accordance with the Company's Organisational Documents and the requirements of the Company’s transfer agent (the "Share Transfer Deeds"), together with all other documents or instruments as may be required by the Company’s transfer agent to process such transfer, including but not limited to a letter of indemnification from the Company to the transfer agent with respect to such transfer (the “Company Indemnity Letter”) in the event the Sellers and/or Purchaser are not able to provide the Share Transfer Deeds with Medallion Guarantee, (y) delivered to the Escrow Agent the share certificates representing the Purchase Shares issued by the Company in the name of the Purchaser, and (z) procured that the Company will perform the record the transfer of the Purchase Shares to the Purchaser in the shareholders' register of the Company effective as of the Closing.

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(e)	Promptly after the Closing, the Parties shall procure that the Company will make all public filings required under any applicable law in connection with the transaction contemplated hereby in a timely manner. It is acknowledged by the Sellers, that performances by the Seller of the actions specified under sub-section 2.3(a)(i) through 2.3(a)(vii) above, shall be made concurrently with the payment of the Purchase Price by the Purchaser to the Sellers and as a preliminary condition for such payment.

2.4	Conditions to Closing.

(a)	Conditions to the Purchaser’s Obligation to Close. The Purchaser’s obligation to consummate the purchase of the Purchase Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

(i)	The representations and warranties of the Sellers were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(ii)	The Sellers shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(iii)	An unconditional release of any charge or pledge over the Purchase Shares shall have been obtained prior to Closing, or Sellers have delivered written certification to the Purchaser confirming that no such charge or pledge exists (the "Pledge Release").

(iv)	Prior to Closing, the Sellers shall have obtained written confirmations from banks or any other parties, for release of any corporate guarantee given by the Company to any party and delivered copies thereof to the Purchaser, or, if no such corporate guarantees were given, Sellers have delivered written certification to the Purchaser confirming that no such guarantee exists.

(v)	The Sellers shall provide to the Purchaser the balance sheet of the Company as at the Closing Date, as certified by the chief executive officer and chief financial officer of the Company, and a written confirmation signed by the chief executive officer and chief financial officer of the Company immediately prior to the Closing that debts previously owed by the Company to any of its subsidiaries or Affiliates, until the Closing Date, have been repaid through the banking system.

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(viii)	The Sellers shall deliver to the persons designated by the Purchaser all the Company’s documents including, but not limited to, its business registration, licenses, board minutes, minutes of shareholders meetings, contracts and other legal documents.

(ix)	As of the Closing Date, the Sellers shall have confirmed to Purchaser that, as of such date, the Company is in compliance with the provisions of the rules and regulations promulgated by the NASDAQ Stock Market, shall have not received any information suggesting that the Commission or the NASDAQ Stock Market is contemplating terminating such listing, shall have taken no action designed to delist or suspend its common stock from trading on the NASDAQ Capital Market, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)	As of the date hereof, Purchaser shall have received a written letter of resignation in respect of one (1) existing director of the Company and its Subsidiaries (other than the directors listed on Schedule 2.3(a)(ii)) (such resigning director, the "Sellers’ Director"), effective as of the date hereof, in the form attached hereto as Exhibit A, and board resolutions of the Company approving the election of Mr. P.K. Lau as a director of the Company to replace the vacancy left by the resigning director, effective as of the date hereof, in the form attached hereto as Exhibit B.

(b)	Conditions to the Sellers’s Obligation to Close. The Sellers’s obligation to consummate the sale of the Purchase Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

(i)	The representations and warranties of the Purchaser were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

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(ii)	The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(iii)	All necessary corporate authorizations have been taken to approve this Agreement and the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, each Seller hereby jointly and severally represents and warrants to the Purchaser (subject to the exceptions and qualifications set forth in the disclosure schedule attached hereto as Schedule 3 (the “Sellers Disclosure Schedule”) the paragraphs of which shall qualify each representation and warranty to which such disclosure is ostensibly relevant):

3.1	Organisation and Authority.

(a)	Maxworthy duly and validly exists under the laws of British Virgin Islands and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	Subject to the conditions specified under Section 2.4(a), the execution and delivery of this Agreement by Maxworthy, the performance by Maxworthy of its obligations hereunder and the consummation by Maxworthy of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of Maxworthy and its shareholders.

(c)	Each Seller other than Maxworthy has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorisation, execution and delivery by the Purchaser and subject to the conditions set under Sections 2.4(a)) this Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

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(d)	Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.

(e)	The Subsidiaries of the Company, and the authorized and outstanding capital stock of each are set forth on Schedule 3.1(e). Other than as set forth on Schedule 3.1(e), all of the outstanding capital stock of the Company’s Subsidiaries are owned by the Company free and clear of all Security Interests.

(f)	Other than as set forth on Schedule 3.1(f), The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.2	Capitalisation.

(a)	Based on the knowledge of Sellers and on confirmation provided by the Company, Schedule 3.2(a) hereof accurately describes: (i) the authorised share capital of the Company and its Subsidiaries as of the date hereof, (ii) the number of issued and outstanding preferred and common shares of the Company, (iii) any other issued and outstanding Equity Securities, and (iv) the direct and indirect ownership interests in the Company of shareholders holding 5% or more of the outstanding share capital of the Company (including the Sellers and their Affiliates) on a fully diluted basis. All outstanding shares of capital stock of the Company and its Subsidiaries are, and of the Purchase Shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for the shares of common stock of the Company, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Company is or could be required to register securities of the Company under the Securities Act or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

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(b)	Save for the Organisational Documents, there are no other Contracts to which the Sellers are a party, relating to or governing the terms and conditions upon which the Purchase Shares may be transferred by the Sellers.

(c)	At Closing, the Purchase Shares shall be delivered free and clear of any charge, pledge, third party's right and all other Security Interests.

3.3	Consents and Approvals; No Conflict.

The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby do not conflict with and will not result in a breach or violation of, or a default under, or give rise to any other right which may adversely affect the consummation of the transaction contemplated under this Agreement under (i) the Organisational Documents of Maxworthy, and the Company's Organisational Documents; (ii) any material Contract to which any of the Sellers, the Company or any of its Subsidiaries are a party (“Material Contracts”); (iii) assuming that all required regulatory approvals have been obtained, any material law to which any of the Sellers is subject, and to which the Company is subject to; and (iv) any right of other shareholders in the Company, to the extent granted by the Sellers to such shareholders.

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3.4	SEC Reports; Financial Statements.

The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except as set forth on Schedule 3.4, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.4, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Except as set forth on Schedule 3.4, such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.5	Material Changes; Undisclosed Events, Liabilities or Developments.

Except as set forth in Schedule 3.5, since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued or sold any assets or equity securities of the Company, its subsidiaries or variable interest entities to any officer, director or Affiliate of the Company or any Seller, except pursuant to existing Company stock option plans or arrangements, and (vi) there has been no material loss or damage (whether or not insured) to the physical property of the Company or any of its Subsidiaries. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.5, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 3 trading days prior to the date that this representation is made.

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3.6	Litigation.

There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers, the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) if determined adversely to the Company could reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is a party or subject to, and none of their respective assets are bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect.

3.7	Related Party Transactions.

Other than as set forth in Schedule 3.7, neither the Sellers nor any of its Affiliates nor any of the Sellers Directors is a party to any agreement or engages in any transaction with the Company or any of its Subsidiaries. The transactions contemplated by that certain agreement dated December 30, 2016 by and between the Company and Wang Jiahong do not involve a sale of Wuxi Fulland Wind Energy Equipment Co., Ltd. to any Affiliate of the Company, any Seller, or any of their respective Affiliates. Wang Jiahong is not an Affiliate of the Company or any of the Sellers.

3.8	Tax.

(i)	The Company and its Subsidiaries each (A) has filed all United States federal, state and local and all material foreign Tax returns, reports and declarations required by any jurisdiction to which it is subject (or obtained valid extensions thereof), (B) has paid all of Taxes and other governmental assessments and charges that are due and payable (whether or not shown or determined to be due on such returns, reports and declarations) and (C) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes claimed to be due by the taxing authority of any jurisdiction. All such Tax returns, reports and declarations were correct and complete in all material respects. None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(ii)	Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(ii)	No director or officer (or employee responsible for Tax matters) of the Company and its Subsidiaries, expects any authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority.

(iii)	None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax return (other than an affiliated group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, or by contract, or otherwise.

(iv)

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3.9	Labor Relations.

Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice except for matters which would not, individually or in the aggregate, have a Material Adverse Effect. There is (A) no unfair labor practice complaint pending or threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its Subsidiaries, and (ii) (A) no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any Subsidiary of the Company has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary. No executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10	Compliance.

Except as set forth in the Company’s SEC Reports, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

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3.11	Regulatory Permits.

The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.12	Title to Assets.

The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Security Interests, except for (i) Security Interests as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, and (ii) Security Interests for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

3.13	Intellectual Property.

The Company and the Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses as described in the SEC Reports (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned. Neither the Company nor any Subsidiary has received a written notice of a claim that remains unresolved or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person. All such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, including trade secrets, proprietary data and other confidential information. There has been no unauthorized disclosure of and no employee or other third person has any interest or right to, any of the foregoing, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.15	Sarbanes-Oxley; Internal Accounting Controls.

The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and as of the Closing Date, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2015, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

3.15	Disclaimer of Other Representations and Warranties.

Other than the representations and warranties made by the Sellers in the Voting Agreements and other Transaction Documents, the representations and warranties in this Section 3 are the exclusive representations and warranties made jointly and severally by the Sellers in connection with the transactions contemplated hereby, including, without limitation, with respect to the Sellers, any of its Affiliates (including the Company and any of its Subsidiaries) and their respective assets and liabilities.

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3.16	Full Disclosure.

All of the representations and warranties made by the Sellers in this Agreement, including the Disclosure Schedules attached hereto, the Voting Agreements, and all statements set forth in the certificates, agreements and other documents delivered by the Sellers at the Closing pursuant to this Agreement (collectively, the “Transaction Documents”), are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Sellers pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Purchaser or its Representatives by or on behalf of the Sellers or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers:

4.1	Organisation and Authority.

(a)	The Purchaser duly and validly exists under the laws of its jurisdiction of incorporation or organisation and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of the Purchaser. No shareholders’ approval of the Purchaser or any of its Affiliates is required in order to consummate any transaction contemplated by this Agreement (including the securing of financing for such transaction).

(c)	This Agreement has been duly executed and delivered by the Purchaser, and, assuming due authorisation, execution and delivery by the Sellers and subject to the conditions specified under Section 2.4(b), this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

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4.2	Consent and Approvals; No Conflict.

Other than as specifically provided for in this Agreement, the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby do not conflict and will not result in a material breach or violation of, or a default under, or give rise to any other right which may adversely affect the consummation of the transaction contemplated under this Agreement under (i) the Organisational Documents of the Purchaser; (ii) any material Contract to which the Purchaser is a party; or (iii) assuming that all required regulatory approvals have been obtained, any material law to which the Purchaser is subject.

4.3	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates for which the Sellers or any of its Affiliates (including the Company and its Subsidiaries) shall be liable, except that Sellers shall pay to Fernando Liu advisory fees equal to 10% of the Purchase Price plus reimbursement of up to $30,000 in expenses incurred by Mr. Liu in the course of rendering services in connection with the transactions contemplated by this Agreement.

4.4	Litigation.

There is no injunction, judgment, decree, order or other restrictive legal proceeding against the Purchaser that prevents, enjoins, or materially alters or delays the purchase of the Purchase Shares by the Purchaser under this Agreement and the consummation of the transaction contemplated herein.

4.5	Additional Assurances.

(a)	Neither the Purchaser, any Purchaser Interested Party, nor any Person an Interested Party in which is an Interested Party in the Purchaser is (x) a citizen or a resident of a Hostile State, or (y) a Person registered or incorporated in any Hostile State.

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4.6	Investment Matters.

(a)	The Purchase Shares are being sold to the Purchaser in reliance upon an exemption from the registration requirements of the Securities Act and are not registered under the Securities Act.

(b)	The Purchaser is not a U.S. person (as such term is defined in Regulation S under the Securities Act (“Regulation S”)) and is located outside the United States.

(c)	The Purchaser is not acquiring the Purchase Shares with a view to the resale, distribution or other disposition thereof to a U.S. person in violation of the registration requirements of any securities laws, including the U.S. securities laws.

(d)	The Purchaser has not entered into any contractual arrangement with any distributor (as such term is defined in Regulation S) with respect to the distribution of the Purchase Shares to a U.S. person.

(e)	The Purchaser hereby acknowledges that (i) the Company is subject to the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and (ii) the Company is therefore required to publish certain business and financial information in accordance with such laws as well as the rules and practices of such exchanges (the “Exchange Information”), which includes, among other things, a description of the Company’s principal activities and balance sheet, income statement and cash flow statement and any information relating to the Company and its Subsidiaries which is necessary to enable the holders of the shares of capital stock of the Company and the public to appraise the position of the Company and its Subsidiaries, and that it is able to obtain or access the Exchange Information without undue difficulty; (iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Purchase Shares and (iv) it has made its own investment decision regarding the Purchase Shares based on its own knowledge (and information it may have or which is publicly available) with respect to the Purchase Shares and the Company.

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4.7	Full Disclosure.

All of the representations and warranties made by the Purchaser in this Agreement and all statements set forth in the certificates, agreements and other documents delivered by the Purchaser at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Sellers or their Representatives by or on behalf of the Purchaser in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.	COVENANTS

5.1	Interim Covenants.

(a)	From the date of this Agreement until the Closing Date (the “Interim Period”), and as further memorialized in the Voting Agreements executed by the Sellers, a form of which is attached as Exhibit C hereto (the “Voting Agreements”), each Seller undertakes, in its capacity as a shareholder of the Company to exercise its voting rights as a shareholder of the Company, to object to the passing of any shareholders’ resolution of the Company with respect to the following matters: (i) any amendment and/or change and/or alteration of the Company's Organisational Documents, unless any such amendment or change or alteration is required by law; (ii) voluntary liquidation of the Company or any of the Company's Subsidiaries, and/or the engagement in any arrangement with all, or a class of, the creditors of the Company and/or of the Company's Subsidiaries; (iii) any related party transaction by and between the Company or any of its Subsidiaries, on the one hand, and the Sellers or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, which requires the approval of the Company's shareholders; (iv) any merger, substantial sale of assets and/or any other change in the corporate structure of the Company and/or any of the Company's Subsidiaries which requires the approval of the Company's shareholders; (v) any other material transaction and/or action which is not in the ordinary course of the Company and/or of the Company's Subsidiaries which requires the approval of the Company's shareholders; and (vi) the Company’s issuance of any shares of common stock or Equity Securities requiring approval of the Company’s shareholders.

(b)	Jianhua Wu undertakes, in his capacity as Chief Executive Officer of the Company, not to take the following actions on behalf of the Company prior to closing without Purchaser’s consent:

(i)	sell, assign or otherwise transfer any of the assets of the Company or its Subsidiaries, or cancel or compromise any debts or claims relating to such assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

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(ii)	permit any Material Adverse Effect to occur with respect to the Company or its Subsidiaries.

(iii)	except as expressly contemplated by this Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv)	amend, waive or otherwise change, in any respect, its Organizational Documents (except as contemplated by this Agreement); or

(v)	enter into any new line of business.

(c)	The Sellers shall not dispose of any interest in the Purchase Shares or any of them or grant any option over or create after the date hereof any Security Interest over the Purchase Shares or any of them. The Sellers shall use all means required in order to obtain the Pledge Release.

(d)	Nothing in this Section 5.1 shall inhibit or otherwise restrict any of the Subsidiaries from conducting its business during the Interim Period either (A) in the ordinary course of business, including, taking any of the following actions: (i) obtaining financing required for the ongoing business activity of any of the Subsidiaries; (ii) purchasing, selling or leasing or the granting any other third party rights or security interests in or over the non-material assets of any of the Subsidiaries; (B) in anticipation of and/or in preparation for the consummation of the sale and purchase of the Purchase Shares contemplated by this Agreement, including agreeing to any variation or termination of any of the outstanding arrangements or transactions made between the Sellers or any of its Affiliates (other than the Company or any of its Subsidiaries) and any of the Subsidiaries whether or not set forth in Section 3.7 of the Sellers Disclosure Schedule and on terms approved by the Board; provided, that in all such cases, Sellers shall give written notice to Purchaser of such actions no later than five (5) business days after the taking of such actions.

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(e)	The Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the transactions contemplated herein or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the Parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(f)	Each of the Parties hereto will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

(g)	No transaction or arrangement shall be made, during the Interim Period, between the Sellers or any of its Affiliates (other than the Company or any of its Subsidiaries) and the Company without prior written approval from the Purchaser.

(h)	The Sellers shall ensure that the Company’s seal will not be used without the written approval of the Purchaser, and shall be liable for any liabilities of the Company arising from or as a result of its use of the seal during the Interim Period.

(i)	The Sellers shall ensure that the Company pays all of its expenses incurred or accrued up to and through the Closing.

5.2	Announcements.

(a)	Neither Party nor any of its Subsidiaries shall (and each Party shall use all reasonable efforts to procure that none of its Affiliates (other than the Company and its subsidiaries) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless disclosure is otherwise required by applicable law or by the applicable rules of or listing agreement with any stock exchange on which the securities of a Party or its Affiliates are traded securities (including, without limitation, any filings with the NASDAQ Stock Market or the New York Stock Exchange).

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(b)	Without derogating from the generality of Sections 5.2(a) above and 5.2(e) below, the Purchaser undertakes to promptly provide the Sellers and its Affiliates (including the Company and any of its Subsidiaries) with all information reasonably requested by the Sellers or any of its Affiliates (including by or in respect of the Company and any of its Subsidiaries) concerning the Purchaser, its Subsidiaries, directors, officers and, direct or indirect, shareholders, including, without limitation, with regard to (a) the ownership interests in the Purchaser, (b) the identity of the ultimate controlling shareholders in the Purchaser and the percentage of their direct or indirect holdings in the Purchaser) and (c) such other matters as may be reasonably necessary or advisable at the reasonable discretion of the Sellers or any its Affiliates (including by or in respect of the Company and any of its Subsidiaries) in connection with any other statement, filing, notice or application made by or on behalf of the Sellers or any of its Affiliates (including by or in respect of the Company and any of its Subsidiaries) to any third party and/or any Governmental Authority (including for the purpose of complying with the rules or regulations of any securities law or listing agreement with any stock exchange applicable to the Sellers or any of its Affiliates) in connection with the transactions contemplated by this Agreement.

(c)	Without derogating from the generality of Sections 5.2(a) above and 5.2(e) below, the Sellers undertakes to promptly provide the Purchaser and its Affiliates with all information requested by the Purchaser or any of its Affiliates concerning the Sellers, its Subsidiaries, directors and officers as may be reasonably necessary or advisable at the reasonable discretion of Purchaser or any its Affiliates in connection with any statement, filing, notice or application made by or on behalf of the Purchaser or any of its Affiliates to any third party and/or any Governmental Authority (including ) in connection with the transactions contemplated by this Agreement.

(d)	Nothing in Sections 5.2(a) above and 5.2(e) below shall: (i) prevent the Parties from providing any of their Affiliates (including, the Company and any of its Subsidiaries) or their shareholders, any details or information regarding this Agreement, the transaction contemplated hereby, the identity of the other Party and its, direct and indirect, shareholders to the extent that such details or information are required for the approval of this Agreement and the transaction contemplated herein by any of them; and (ii) prevent the Purchaser from providing any lenders, institutions and other entities which will provide loans/credit to the Purchaser for the purpose of the consummation of the transactions provided in this Agreement (including by means of issuance of bonds and/or prospectus), any details or information regarding this Agreement and the transaction contemplated herein to the extent that such details or information shall be required for the purpose of financing the purchase of the Purchase Shares by the Purchaser.

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(e)	Nothing in this Section 5.2 shall prevent the Sellers or any of its Affiliates (including the Company and any of its Subsidiaries), or the Purchaser or any of its Affiliates, from providing any details or information regarding this Agreement, the transaction contemplated hereby, the identity of the Parties and their direct and indirect shareholders, the Company, their respective business and operations or any other information, to the extent that such details or information are required for the obtaining of the abovementioned approvals and authorisations.

5.3	Post-Closing Covenants.

(a)	Stockholder Approvals.

Each of the Sellers agrees that, from and after Closing, for as long as Sellers or any of their Affiliates continue to own any shares of the Company’s common stock, each Seller undertakes, in its capacity as a shareholder of the Company, to exercise (or to cause its Affiliate to exercise) its voting rights as a shareholder of the Company, to vote in favor of all proposals recommended by the Company’s board of directors on all matters that come before the Company’s shareholders for approval.

(b)	Subsidiary Operations.

From and after Closing, Jianhua Wu and Lihua Tang shall continue to manage the day-to-day operations of the Company’s Subsidiaries and assume all obligations and liabilities relating to or arising therefrom.

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(c)	Ongoing Obligations.

Notwithstanding the foregoing, each of the Sellers agrees that, from and after Closing, for as long as Sellers or any of their Affiliates continue to (i) own any shares of the Company’s common stock, or (ii) Jianhua Wu, Lihua Tang or their Affiliates, or any other Seller or Affiliate thereof, continues to manage or otherwise be employed by the Company’s Subsidiaries:

(i)	Financial Statements and Other Reports. Sellers will deliver to Purchaser: (a) as available, but no later than thirty (30) days after the last day of each month, a Company-prepared “flash report,” prepared in accordance with GAAP, covering the Subsidiaries’ operations during the period, prepared in a manner, scope and detail consistent with the Subsidiaries’ flash reports provided to Purchaser prior to the Closing Date, certified by a responsible officer and in a form acceptable to Purchaser, (b) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to any holders of indebtedness; (f) a prompt written report of any legal actions pending or threatened against any Subsidiary that could reasonably be expected to result in damages or costs to the Company or any of its Subsidiaries; (g) prompt written notice of an event that materially and adversely affects the value of any Intellectual Property; and (h) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Subsidiaries, their assets and their business as Purchaser may from time to time reasonably request.

(ii)	Payment and Performance of Obligations. Each of Jianhua Wu, Lihua Tang, and/or their Affiliates, or any other Seller or Affiliate thereof, will: (a) pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

(iii)	Maintenance of Existence. Sellers will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

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(iv)	Maintenance of Property; Insurance.

a.	Sellers will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

b.	At all times after the date hereof, Sellers shall cause the Company and each Subsidiary, as applicable, to maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) director and officer insurance for the Company’s officers and directors; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the date hereof.

(v)	Compliance with Laws and Material Contracts. Each of Jianhua Wu and Lihua Tang, or any other Seller, and to the extent applicable, their respective Affiliates, will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Security Interest upon a material portion of the assets of any such Person in favor of any Governmental Authority.

(vi)	Inspection of Property, Books and Records. Sellers will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of such Subsidiary, representatives of Purchaser to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct an audit and analysis of their respective assets and operations, to verify the amount and age of accounts receivable, to review the billing practices of such Subsidiary and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.

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(vii)	Notices of Litigation and Defaults. Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will give prompt written notice to Purchaser (a) of any litigation or governmental proceedings pending or threatened (in writing) against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries, (b) of any breach or default under or with respect to any Material Contract, or if any Subsidiary is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default in each case or in the aggregate could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or threatened against any Subsidiary, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Subsidiary that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others.

(viii)	Restrictive Agreements. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Security Interest upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay or make any dividend or other distribution (whether in cash, securities or other property to the Company or any Subsidiary; (ii) pay any indebtedness owed to the Company any Subsidiary; (iii) make loans or advances to the Company or any Subsidiary; or (iv) transfer any of its property or assets to the Company or any Subsidiary.

(ix)	Consolidations, Mergers and Sales of Assets; Change in Control. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, or (b) consummate any disposition of all or a substantial portion of such Subsidiary’s assets. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will suffer or permit to occur any change in control of management or ownership with respect to any Subsidiary without Purchaser’s prior written consent.

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(x)	Purchase of Assets, Investments. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the ordinary course of business or (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any investment in any Person.

(xi)	Transactions with Affiliates. Except as otherwise disclosed on Schedule 3.7, none of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Seller except for transactions that are disclosed to Purchaser in advance of being entered into and which contain terms that are no less favorable to such Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Seller.

(xii)	Modification of Organizational Documents. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person without the Purchaser’s prior written consent.

(xiii)	Modification of Certain Agreements. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Purchaser or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on the Company; or (d) reduces in any material respect any rights or benefits of the Company or any Subsidiaries.

(xiv)	Conduct of Business. None of Jianhua Wu, Lihua Tang, or their Affiliates, or any other Seller or Affiliate thereof, will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

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(xv)	Insurance. Sellers and their Affiliates shall use commercially reasonable efforts to procure that the Company purchase insurance in an aggregate amount in line with industry standard, for the Company's directors and officers. Such insurance shall be purchased as soon as practicable, but in no event more than 60 days following the Closing Date.

(d)	Cooperation. Each Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Authorities, and the making of all other necessary registrations and filings as may be required of the Company or its Subsidiaries from time to time, including but not limited to compliance with all U.S. Securities and Exchange Commission and NASDAQ rules and regulations and the timely filing of the Company’s Form 10-K for the fiscal year ended December 31, 2016 and its quarterly report for the period ending March 31, 2017. Sellers shall ensure that U.S. legal counsel reasonably acceptable to Purchaser are at all times engaged by the Company to assist in the Company’s preparation of such filings and its compliance with applicable rules and regulations, and Sellers hereby agree to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with such counsel in doing, all things necessary, proper or advisable to effect such compliance.

5.4	Further Assurance.

(a)	The Purchaser shall use its commercially reasonable efforts to cause the conditions to Closing set forth in Sections 2.4(b) to be satisfied as promptly as practicable.

(b)	The Sellers shall use their commercially reasonable efforts to cause the conditions to Closing set forth in Sections 2.4(a) to be satisfied as promptly as practicable.

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6.	LIMITATIONS ON LIABILITIES

6.1	Survival.

(a)	The following representations and warranties of the Parties shall survive the Closing for a period of twenty-four (24) months: (i) the representations and warranties of the Sellers set forth in ARTICLE 3, and (ii) the representations and warranties of Purchaser set forth in ARTICLE 4.

(b)	The covenants and agreements of the Parties made in or pursuant to this Agreement will survive the Closing indefinitely (except as otherwise set forth therein).

(c)	In no event shall Purchaser be liable to any other party hereto for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document, or diminution of value or any damages based on any type of multiple.

6.2	Limitation on Liability

(a)	Each Party shall take all steps to mitigate any Losses it would otherwise suffer upon becoming aware of any event which would reasonably be expected to, or does, give rise to Losses, including incurring costs only to the extent reasonably necessary or appropriate to remedy the breach which gives rise to the Losses.

(b)	Sellers will jointly and severally indemnify and hold Purchaser and its Affiliates (each, a “Purchaser Party”) harmless from any and all Losses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by a Seller in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).

(c)	Sellers shall promptly, jointly and severally indemnify and reimburse Purchaser, its Affiliates and the Company for any indebtedness or Loss incurred by the Purchaser, its Affiliates, or the Company (or any of its shareholders, Subsidiaries or Affiliates) which were incurred, were payable, or which are otherwise related to time periods on or prior to the Closing.

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(d)	Sellers shall promptly, jointly and severally indemnify and reimburse Purchaser, its Affiliates and the Company for any indebtedness or Losses incurred by the Purchaser, its Affiliates or the Company (or any of its shareholders, Subsidiaries or Affiliates) arising out of or in connection with any activities or obligations of the Subsidiaries or their respective Affiliates at any time on, prior to or following the Closing until Sellers and/or their Affiliates no longer manage the Subsidiaries.

(e)	Sellers shall promptly, jointly and severally indemnify and reimburse Purchaser, its Affiliates and the Company for any tax or related Loss relating to the Company or its Subsidiaries which is payable or incurred by the Purchaser, the Company or any of its Subsidiaries within seven (7) years after the Closing Date, which tax or related Loss has not been disclosed to the Purchaser or reported in the Company’s accounts or financial statements as of the Closing Date.

(f)	In calculating amounts of any Losses payable to a Party hereunder, the amount of any Losses shall be determined without duplication of any other Losses for which such Party claim has been made under any other representation, warranty, covenant, or agreement.

6.3	Time Limits.

Any right to seek remedy for any breach of this Agreement shall only apply to Losses with respect to which the Sellers or the Purchaser, as the case may be (the "Claiming Party") shall have notified in writing the Purchaser or the Sellers, as the case may be (the "Responsible Party") within the applicable time period set forth in Section 6.4. Further, if any claim is timely asserted under Section 6.4, the Claiming Party shall only have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Responsible Party notice thereof.

6.4	Indemnification Procedures, Net Losses and Subrogation.

(a)	If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Sellers in writing, and the Sellers shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Purchaser Party, provided that the Sellers shall not agree to any settlement which may directly or indirectly adversely impact such Purchaser Party without the prior written consent of such Purchaser Party, which consent shall not be unreasonably withheld, delayed or conditioned. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Sellers in writing, (ii) the Sellers have failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such Purchaser Party’s counsel, a material conflict on any material issue between the position of the Sellers and the position of such Purchaser Party, in which case the Sellers shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The indemnification required by this ARTICLE 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Sellers or others pursuant to law.

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(b)	Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Claiming Party shall be calculated after giving effect to: (i) any insurance proceeds received by the Claiming Party from any insurance policy provided or maintained by or on behalf of the Company, any of its Subsidiaries, the Sellers, the Purchaser or any of their respective Affiliates with respect to such Losses; (ii) any net Tax benefit realised by the Claiming Party arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Claiming Party (or any of its Affiliates) from any other third party.

(c)	Each Claiming Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries, and to take all reasonable actions to mitigate the amount of any Losses incurred or suffered by such Claiming Party.

(d)	If any such proceeds, benefits or recoveries are received by a Claiming Party with respect to any Losses after an Responsible Party has made a payment to the Claiming Party with respect thereto, the Claiming Party shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Responsible Party the amount of such proceeds, benefits or recoveries (up to the amount of the Responsible Party’s payment).

(e)	Upon making any payment to a Claiming Party in respect of any Losses, the Responsible Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates. Such Claiming Party and Responsible Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

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7.	TERMINATION

7.1	Right of Parties to Terminate.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by mutual written consent of the Parties; or

(b)	by a Party by written notice to the other Party, if the Closing has not occurred on or prior to the Closing Date (the “End Date").

The right of a Party to terminate this Agreement pursuant to this Section 7.1 shall not be available to the Party whose failure to fulfil or cause to be fulfilled, in any manner, any obligation under this Agreement has contributed to the failure of the Closing to have occurred by the End Date, whether such failure was caused by such Party’s intentional failure, by its omission or failure to act or otherwise through any fault of such Party.

7.2	Procedure upon Termination.

In the event the Purchaser or the Sellers, or both, elect to terminate this Agreement pursuant to Section 7.1, written notice thereof shall be given to the other Party, and following compliance with Section 7.3 below, this Agreement shall terminate without further action of the Parties.

7.3	Effect of Termination.

In the case of any termination of this Agreement as provided in ARTICLE 7, this Agreement shall be of no further force and effect, and all rights and obligations of each Party shall cease, except: (i) Sections 5.2 (Announcements), 5.1(f) (Fees and Expenses), ARTICLE 6 (Limitations on Liabilities), this Section 7.3 (Effect of Termination), and ARTICLE 8 (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or for any fraud against another Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 5.1(f) (Fees and Expenses), ARTICLE 6 (Limitations on Liabilities), this Section 7.3 (Effect of Termination), and Section 7.4 (Specific Performance), each Party’s sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated herein shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1. of or as a result of such failure or breach.

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7.4	Specific Performance.

It is hereby clarified, that nothing in this Section 7 shall be deemed in any way as preventing the Parties from seeking specific performance of this Agreement, and the Purchase shall be entitled to seek specific performance of this Agreement.

8.	MISCELLANEOUS

8.1	Parties in Interest; Assignment.

(a)	This Agreement is binding upon, enforceable by, and is solely for the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign this Agreement or any portion thereof without the written consent of the other Party. Any attempted assignment not in compliance with the terms of this Agreement is null and void.

(b)	Notwithstanding Section 8.1(a) above but without prejudice to the restrictions contained therein, the Purchaser may: (i) subject to any necessary approvals of any Governmental Authority, pledge all or any part of its rights under this Agreement to any bank and/or other financial institutions which shall provide full or partial funding for the Purchaser in respect of the purchase of the Purchase Shares under this Agreement; and (ii) have the right to enter into any Contract with respect to the sale of any Purchase Shares; provided that (x) , the consummation of such sale may not occur prior to Closing; and (y) any such Contract (including the entering into of such Contract) would not reasonably be expected to materially delay or impede the Purchaser’s ability to consummate the transactions contemplated by this Agreement in a timely manner.

8.2	Notices.

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to the Sellers:	No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, P.R.C Fax: 86-510-83380099 Attn.: Jianhua Wu

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With a copy to:	Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, New York 10018 Fax: 212-202-6380 Attn.: Joan Wu, Esq.

If to the Purchaser:	YSK 1860 Co., Limited Room A5, 26/F, TML Tower, 3 Hoi Shing Road, Tsuen Wan, N.T., Hong Kong Fax: 852-2845-8161 Attn.: Chan Tin Chi

With a copy to:	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Fax: 212-370-7889

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) Business Days after posting.

8.3	Expenses.

(a)	Save as otherwise provided in this Agreement, each Party shall be responsible for its own expenses in connection with this Agreement and the negotiation, execution and consummation of the transactions contemplated herein.

(b)	Any stamp or other documentary or transaction duties shall be borne by the Parties in equal parts. Each Party shall bear all other taxes arising as a result or payable in respect of this Agreement or its implementation all to the extent such taxes apply on each Party under applicable law.

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8.4	Delays or Omissions; Waiver.

The rights of a Party may be waived by such Party only in writing and, specifically, the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

8.5	Amendment.

This Agreement may be amended or modified only by a written document signed by all the Parties.

8.6	Entire Agreement.

This Agreement (together with the recitals, schedules, appendices, annexes and exhibits hereto) contain the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

8.7	Severability.

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms.

8.8	Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

8.9	Governing Law; Jurisdiction.

The Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles thereof relating to conflict of laws. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated hereby and any other Transaction Documents shall be commenced exclusively in the state and federal courts sitting in the County of New York.

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8.10	Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts located in New York, New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts located in New York, New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court located in New York, New York having subject matter jurisdiction.

8.11	No Third-Party Beneficiaries.

Nothing in this Agreement shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

[Remainder of this page intentionally left blank]

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[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date herein above set forth.

1	Maxworthy International Ltd

By:
	Signature:	/s/ Jianhua Wu
	Name:	Jianhua Wu
	Title:	Chief Executive Officer

2	Jianhua Wu

By:
	Signature:	/s/ Jianhua Wu
	Name:	Jianhua Wu

3	Lihua Tang

By:
	Signature:	/s/ Lihua Tang
	Name:	Lihua Tang

4	Yunxia Ren

By:
	Signature:	/s/ Yunxia Ren
	Name:	Yunxia Ren

5	Haoyang Wu

By:
	Signature:	/s/ Haoyang Wu
	Name:	Haoyang Wu

6	YSK 1860 Co., Limited

By:
	Signature:	/s/ Tin Chi Chan
	Name:	Tin Chi Chan
	Title:	Director

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